THE DIXIE GROUP, INC.

                              CORE LEADERSHIP TEAM

                             STOCK SUBSCRIPTION PLAN

Purpose: The Board of Directors believes that it is desirable and in the best interest of the Company to encourage ownership of Common Stock of the Company by members of the core leadership team of the Company. It is believed that a substantial investment in the Company by such associates will encourage and enhance their incentive to manage the Company for the long-term benefit of its shareholders. Accordingly, the Board of Directors adopts this Plan in order to carryout such goals.

Goal: Every member of the core leadership team is encouraged to have a substantial interest in the Company through ownership of Common Stock. Every member selected by the Compensation Committee to participate in the Plan (a "Participant") will be offered a subscription (the "Offer Date") for that number of shares of Common Stock of the Company that represents in fair market value on the Offer Date one-third (1/3) of such Participant's base salary. For the purpose of such determination, fair market value shall be determined by the closing price of the Company's Common Stock as reported by NASD on the last trading date prior to the Offer Date (the "NASD Price").

Participants: This Plan shall apply to the members of the core leadership team selected to participate from time to time by the Compensation Committee.

Purchase From Company: In order to facilitate the acquisition of Common Stock of the Company by the Participants, the Company will, following the selection of an associate to participate in the Plan, provide the Participant with a written subscription for that number of shares of Common Stock requested by the Participant, but not to exceed that number of shares having a fair market value based upon the NASD Price equal to one-third (1/3) of the Participant's base salary.

Each subscription shall be automatically called for payment three (3) years following the Offer Date with respect to the Participant.

Payment of Purchase Price: The subscription price may be paid by cash or shares of common stock of the Company. At the Participant's request, the Company will determine the net result of the payment of the subscription price with shares of common stock of the Company and will settle the transaction through the issuance or receipt, as applicable, of the net shares resulting from the exchange.


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Death  or  Disability:  In  the  event  of the  death  of a  Participant  or the disability of a Participant such that the Participant shall no longer continue to be employed by the Company, the subscription shall become due and payable in six (6) months from the date of such Participant's death or disability, as applicable.

Termination of Employment: In the event of the termination of employment of a Participant for any reason other than death or disability, whether for or without cause, voluntary or involuntary, the subscription shall become due and payable, if not earlier pursuant to its terms, ten (10) days from the Participant's termination date.

Acquisition: In the event that the Company is acquired by another person, corporation or legal entity, whether by merger, consolidation, sale of assets, tender offer or other means, the Company shall have the right to immediately call all outstanding subscriptions for payment, at its sole option.

Registered Stock: The Company's offering of shares of Common Stock to Participants under the Plan shall be registered with the SEC on Form S-8.
Accordingly, upon payment of their subscriptions, Participants will receive registered shares of Common Stock they may resell at any time without restriction (except for Participants, if any, who have become "affiliates" of the Company under applicable federal and state securities laws by virtue of being named directors or executive officers).

Rule 16b-3 Requirements: The Board of Directors reserves the right to modify the Plan retroactively and/or submit the Plan to the Company's shareholders for approval should it determine that it is desirable to do so in order to meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934.

Authority To Modify The Plan: The Board of Directors reserves the right to modify or terminate the Plan at all times, provided that the Company will not change the number of shares of Common Stock or the maturity date of any subscription agreement outstanding without such Participant's consent.

Compensation  Committee  Authority:   The  Board  of  Directors  grants  to  the
Compensation Committee the authority to administer the Plan and to make any changes in the Plan necessary or desirable in order to carry out the purposes of the Plan. Furthermore, the Compensation Committee shall have exclusive authority to interpret the Plan provisions and to waive or modify any requirement of the Plan or any terms of a subscription agreement issued to a Participant in the Plan.


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